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                                                                     Exhibit 5.9


            (FULLERTON, LEMANN, SCHAEFER & DOMINICK, LLP LETTERHEAD)



                                 April 28, 2003



Corrections Corporation of America
10 Burton Hills Boulevard
Nashville, TN 37215

Sidley Austin Brown & Wood LLP
787 Seventh Avenue
New York, NY 10019

Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, TN 37238



         RE:   Ronald Lee Suttles Tri-County Extradition, Inc.



Ladies and Gentlemen:

        We have acted as special California counsel to Ronald Lee Suttles Tri-County Extradition, Inc., a California corporation (the "Guarantor"), a subsidiary of Corrections Corporation of America, a Maryland Corporation, in connection with the proposed issuance by the Guarantor of a guarantee (the "Guarantee") of Corrections Corporation of America's Senior Notes due 2011 (the "Notes").

        In so acting, we have examined copies of the Notes, that certain Indenture (the "Original Indenture") by and among Corrections Corporation of America, a Maryland corporation (the "Company"), the Guarantors as defined in the Original Indenture and U.S. Bank National Association, as Trustee (the "Trustee"), the proposed form of Supplemental Indenture by and among the Company, the Guarantors as defined in the Original Indenture and the Trustee (the "First Supplemental Indenture") (the Original Indenture, as amended by the First Supplemental Indenture, collectively the "Indenture") and the Guarantee contained in the Indenture (collectively, the "Transaction Documents"). We have also examined and identified to our




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Corrections Corporation of America
Sidley Austin Brown & Wood LLP
Bass, Berry & Sims PLC
April 28, 2003
Page 2


satisfaction, originals or copies, certified or otherwise of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Guarantor and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. For purposes of the opinion on the good standing of the Guarantor, we have relied upon the factual matters presented to us, and upon a Certificate of Good Standing of recent date, which we believe interested parties are justified in relying upon. We have also examined all applicable provisions of California law as we consider necessary for purposes of giving the opinions expressed herein. The Indenture provides that they are governed by the laws of the state of New York. We presume that a court considering the issue would respect that choice and we do not render an opinion as to New York law.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such latter documents and that all public records viewed by us or on our behalf are accurate and complete. As to various issues of fact, we have relied upon certificates or comparable documents of officers and representatives of the Guarantor.

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

        1. The Guarantor is a corporation validly existing and in good standing under the laws of the State of California; and

        2. The execution, delivery and performance of the Transaction Documents by the Guarantor have been duly authorized by all necessary corporate actions on the part of the Guarantor.

        The opinions expressed herein are limited to the corporate laws of the State of California, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

        The opinions expressed herein are for your benefit and the benefit of Sidley Austin Brown & Wood LLP and Bass, Berry & Sims PLC in connection with the transactions described herein, and we acknowledge that Sidley Austin Brown & Wood LLP and Bass, Berry & Sims PLC may rely on our opinions in giving certain opinions to you dated the date hereof. The





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Corrections Corporation of America
Sidley Austin Brown & Wood LLP
Bass, Berry & Sims PLC
April 28, 2003
Page 3


opinions expressed herein are valid only with respect to the date hereof, and we assume no obligation to advise you of facts, circumstances, events or developments which may be brought to our attention after the date hereof and which may alter, affect or modify those opinions.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement on Form S-3 and the reference to our firm in the Prospectus Supplement filed by you with the Securities and Exchange Commission covering the Notes.

                                    Very truly yours,

                                    FULLERTON, LEMANN,
                                    SCHAEFER & DOMINICK, LLP


                                    By: /s/ Craig E. Wilson

CEW:lsw